As filed with the Securities and Exchange Commission on December 23, 2009

Registration No. 333-________

     UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549

_______________

     FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

     PolyMedix, Inc.

     (Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0125925
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Operation)

170 N. Radnor-Chester Road, Suite 300
Radnor, Pennsylvania 19087

(Address of Principal Executive Offices, including Zip Code)

     __________________________________________

PolyMedix, Inc. Amended and Restated 2005 Omnibus Equity Compensation Plan

(Full Title of the Plan)

     ___________________________________________

     Nicholas Landekic

President and Chief Executive Officer

170 N. Radnor-Chester Road, Suite 300

Radnor, Pennsylvania 19087

     (484) 598-2400

     (Name, Address And Telephone Number, Including Area Code, of Agent For Service)

     ______________________________________________

Copies of communications to:

Jeffrey P. Libson Donald Readlinger
Pepper Hamilton LLP
400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312
(610) 640-7800

     ______________________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($0.001 par value)	15,318,694 (2)	$1.45(3)	$22,212,106.30	$1,583.72
Series C Preferred Stock Purchase Rights (4)	—	—	—	—

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby any additional securities that may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Consists of shares issuable under the Amended and Restated PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan not previously registered.

(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933. As to such shares, the price and fee are computed based upon $1.45 per share, the average of the high and low prices for the common stock reported on the OTC Bulletin Board on December 17, 2009.

(4) This registration statement also relates to the rights to purchase shares of Series C Preferred Stock of the registrant, which, pursuant to the terms of the registrant’s Rights Agreement dated May 12, 2009, will be attached to all shares of common stock issued until the occurrence of certain events prescribed in the Rights Agreement. The rights will not be exercisable and will be transferred with and only with shares of our common stock until the occurrence of certain events prescribed in the Rights Agreement.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register 15,318,694 additional shares of PolyMedix, Inc.’s (the “Registrant’s”) common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Amended and Restated PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan (the “2005 Plan”). The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 27, 2006 (Reg. No. 333-139686) and February 10, 2009 (Reg. No. 333-157216) with respect to an aggregate of 4,000,000 and 4,263,306 shares, respectively, of Common Stock issuable pursuant to the 2005 Plan or shares purchasable upon exercise of options then outstanding to purchase Common Stock as well as grants of Common Stock then issued and outstanding under the 2005 Plan are, except as modified or superseded below, hereby incorporated by reference into this Registration Statement.

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 23, 2009, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Commission on May 12, 2009; Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the Commission on August 7, 2009; Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the Commission on November 16, 2009; Current Reports on Form 8-K filed with the Commission on May 14, 2009, May 15, 2009, May 22, 2009, July 6, 2009, October 28, 2009, November 12, 2009 and November 17, 2009.

(b) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 5, 2006 (as amended by Amendment No. 1 filed with the Commission on May 24, 2006 and Amendment No. 2 filed with the Commission on June 19, 2006), including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant's Common Stock.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the infomation required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 8. Exhibits.

4.1	Amended and Restated PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan.(1)

5.1*	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page hereto).

* Filed herewith

(1) Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, Commonwealth of Pennsylvania, on December 22, 2009.

PolyMedix, Inc.

By: /s/ Nicholas Landekic

Nicholas Landekic
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Nicholas Landekic and Edward F. Smith his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 22, 2009:

Signature	Title
/s/ Nicholas Landekic	President and Chief Executive Officer and Director (principal executive officer)
Nicholas Landekic
/s/ Edward F. Smith	Chief Financial Officer (principal financial officer and principal accounting officer)
Edward F. Smith
/s/ Frank P. Slattery, Jr.	Chairman of the Board of Directors
Frank P. Slattery, Jr.
/s/ Brian R. Anderson	Director
Brian R. Anderson
/s/ Richard W. Bank, M.D.	Director
Richard W. Bank, M.D.
/s/ Douglas J. Swirsky	Director
Douglas J. Swirsky
/s/ Michael E. Lewis, Ph.D	Director
Michael E. Lewis, Ph.D.
/s/ Stefan D. Loren, Ph.D.	Director
Stefan D. Loren, Ph.D.
/s/ Shaun F. O’Malley	Director
Shaun F. O’Malley

EXHIBIT INDEX

Exhibits

4.1		Amended and Restated PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan.(1)

5.1	*	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	*	Consent of Deloitte & Touche LLP.

23.2	*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	*	Powers of Attorney (included on the signature page hereto).

* Filed herewith

(1) Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 10, 2008.